                                                              Summary

                                                                 Plan

                                                          Description

                               ATLANTIC RICHFIELD
                      EXECUTIVE LONG-TERM DISABILITY PLAN

                        As in Effect on January 1, 1994

Your Executive Long-Term Disability Benefits--
An Overview                                       1
Who's Eligible                                    1
How To Enroll                                     1
What Coverage Costs                               2
When ELTD Benefit Payments Begin                  2
How To Calculate Plan Benefits                    2
   Defining "Earnings"                            2
   Defining "Disability"                          3
   Amount of Monthly Benefit                      3
       Total Disability/Presumptive Disability    3
       Residual Disability                        3
       Cost-of-Living Adjustment                  3
   Payments from Other Sources                    4
   Rehabilitation Benefits                        4
What Is Excluded                                  4
When ELTD Benefit Payments End                    5
What Tax Issues You Should Consider               5
   Individual Policies                            5
   Group Policy                                   6
   Company Self-Insured Coverage                  6
How Death Benefits Are Paid                       6
   Survivor Benefits                              6
   Beneficiary Designation                        6
How To File a Claim                               6
How To File an Appeal                             7
   Claim Denial                                   7
   Claim Review                                   7

When Coverage Ends            7
How To Continue Coverage      7
When the Plan Ends            8
How To Convert Your Policy    8
Glossary                      9

           YOUR EXECUTIVE LONG-TERM DISABILITY BENEFITS--AN OVERVIEW

There may come a time when you're ill or injured and unable to work for an extended period. Executive Long Term Disability (ELTD) benefits from ARCO provide you and your family with a financial safety net during this time. The monthly ELTD benefit is 60% of your pre-disability earnings, which include your average Annual Incentive Plan (AIP) awards. The maximum monthly benefit is $25,000 and is paid through:

     . two individual policies, which together provide up to $12,000 of monthly coverage;

     . a group insurance policy, which provides up to $13,000 of monthly coverage; and

     . Company self-insurance, as needed.

In addition, the Cost-of-Living Allowance (COLA) adjustment feature provides you with protection against inflation while you're disabled, subject to benefit limits.

The Executive Long-Term Disability Plan is just part of ARCO's "Business of Benefits" effort to address your benefit needs with the same care with which we build our business relationships.

This booklet gives you an overview of the Atlantic Richfield Company Executive Long-Term Disability Plan. It's called a summary plan description (SPD). The full terms of the plan are contained in the plan document on file with the Company.

The information presented in this booklet doesn't replace the official documents that legally govern the plan's operation. In the event of any conflict between this booklet and the official documents, the official documents will govern.

ARCO reserves the right to change or terminate this plan at any time.

There are a number of terms you need to know in order to understand how the plan works. The first time each of these terms is used, it will appear in BOLDFACE TYPE and will be followed by its definition or a page reference indicating where that definition is located. We've also included a glossary at the end of this SPD, which lists each term and shows you on which page its definition appears.

If you have any questions about your ELTD benefits, contact Executive Relations.

                                 WHO'S ELIGIBLE

As an executive, senior manager (that is, grade 9, 10 or the equivalent), or an employee with an ANNUAL BASE PAY (see page 2) of at least $175,000, you're eligible for coverage under this plan. Your plan participation is in lieu of coverage under the Long-Term Disability Plan of Atlantic Richfield Company and Its Participating Subsidiaries, which covers other Company employees.

                                 HOW TO ENROLL

You're temporarily covered under the plan on:

     . your hire date; or

     . the date you're first eligible for coverage.

To continue coverage, you must enroll within 31 days of the date:

     . you're first eligible for coverage; or

     . you receive notice of your eligibility;

whichever is later.

In addition, you must complete a confidential health questionnaire, on which you're required to disclose all known health problems and pre-existing conditions to the insurance carrier. You also may be required to provide evidence of your good health.

                              WHAT COVERAGE COSTS

The Company pays the full cost of your ELTD coverage. However, all or a portion of the insurance premiums paid by the Company will be reported as imputed (taxable) income to you (see page 5).

                        WHEN ELTD BENEFIT PAYMENTS BEGIN

Your ELTD benefit payments begin after you've been disabled for 180 days. These 180 days make up the ELIMINATION PERIOD. No ELTD benefits are payable during this time.

Disabilities lasting less than 180 days are considered short-term disabilities. During the elimination period, you may receive regular pay, any sick pay you've accrued, any federal and state disability benefits for which you may be eligible, and/or retirement benefits from a Company retirement plan if you choose to retire.

Any disability that recurs within 12 months will be considered the same disability, and you won't be subject to an additional elimination period. Instead, the time you're disabled will be combined and treated as one period of total disability.

                         HOW TO CALCULATE PLAN BENEFITS

DEFINING "EARNINGS"

The ELTD benefit you receive depends on your predisability EARNINGS.

This first component of your earnings is calculated using your annual base pay on the date you first became disabled. Annual base pay is the regular wages you were paid by the Company during the year, including all your pre-tax contributions or deferrals of income to plans such as the Atlantic Richfield Executive Deferral Plan (EDP). It also includes benefit-bearing cost-of-living allowances. such as:

     . Foreign Service Premium for expatriates; and

     . Alaska Benefits Base for Alaska-based employees.

Another component of your earnings is the average of the AIP awards you received for the three years before your disability began. However:

     . if you were recently promoted and haven't yet received an AIP award, a percentage of your annual base pay, based on a guideline for your grade, is used to estimate your AIP average;

     . if you were eligible for fewer than three AIP awards, the average of the awards you did receive is used to determine your earnings; or

     . if you were eligible for an AIP award but didn't receive one, "0" will be used for that year to calculate the average of your awards.

The sum of these two components equals your earnings for purposes of calculating your ELTD benefit.

The plan provides for automatic coverage increases resulting from increases in your earnings, effective immediately on the date of your increase.

DEFINING "DISABILITY"

After the elimination period, the following three categories of disabilities qualify for ELTD benefits:

     . You're considered to have a TOTAL DISABILITY if:
          - as the result of illness or injury, you can't perform the substantial and material duties of your occupation; and
          - you're receiving medical care that's appropriate for the condition causing the disability.

     . Although your disability may not fit the definition of "total disability," you'll qualify for ELTD benefits if you're considered to have a PRESUMPTIVE DISABILITY--that is, if illness or injury causes the entire and permanent loss of:

          - speech;
          - hearing in both ears;
          - sight in both eyes; or
          - the use of both hands, both feet, or of one hand and one foot.

     . You're considered to have a RESIDUAL DISABILITY--that is, partial disability--if:
          - during the elimination period and as the result of illness or injury, you:
            -- can't perform one or more of the substantial and material daily business duties of your occupation;
            -- lost at least 20% of your pre-disability earnings; and -- are receiving the medical care that's appropriate for the condition causing the disability; and
          - after the elimination period and whether or not you can perform some or all of your occupation duties, you continue to:
            -- lose at least 20% of your pre-disability earnings; and -- receive appropriate medical care.

AMOUNT OF MONTHLY BENEFIT

TOTAL DISABILITY/PRESUMPTIVE DISABILITY

After the elimination period, the plan pays an ELTD benefit if you have a total disability or a presumptive disability. This amount is equal to:

                      60% OF YOUR PRE-DISABILITY EARNINGS,
                             UP TO $25,000 A MONTH

RESIDUAL DISABILITY

A partial benefit is paid if you have a residual disability once the elimination period is over. This amount is equal to:

                          60% OF YOUR LOST EARNINGS

For example: Let's assume that you have a residual disability. Your pre-disability monthly earnings were $10,000, and you're now earning $8,000 a month. Your monthly ELTD benefit is calculated this way:

                        [$10,000--$8,000] X 60%=$1,200.

COST-OF-LIVING ADJUSTMENT

After you've been disabled for 12 months--including the elimination period--your benefits will be adjusted once each year, up to age 65, according to the All Urban Consumer Price Index. COLA adjustments are subject to maximum ELTD benefit limits.

PAYMENTS FROM OTHER SOURCES

Your ELTD benefit won't be reduced if you receive payments from any other sources such as:

     . Social Security disability and retirement benefits;

     . any benefits available under federal, state or local disability laws, workers' compensation and occupational disease laws, or similar legislation;

     . any occupational or non-occupational disability payments you receive from a Company-provided sick pay plan;

     . any retirement allowance you receive from the Atlantic Richfield
       Retirement Plan II or any other basic or supplemental retirement plan sponsored by the Company or any subsidiary; or

     . any work-related earnings, including income from self-employment, except if you're participating in a rehabilitation program as described below.

REHABILITATION BENEFITS

Under certain circumstances, if you're totally or presumptively disabled and wish to participate in a rehabilitation program, you may continue to receive an ELTD benefit if you:

     . actively participate in the rehabilitation program; and

     . are unable to perform the substantial and material duties of your occupation.

A rehabilitation program may include training and part-time work in your old job.

Before you enroll in a rehabilitation program, you must obtain the approval of the Company and the insurance companies. Then, if your attending physician and/or independent medical examiner certifies that you can participate and if you're offered a suitable position, you must accept the position before ELTD payments can begin.

If you participate in a rehabilitation program, you'll continue to receive monthly ELTD payments. However, they may be reduced by your earnings from the rehabilitation program so that when they're added to the sum of these earnings, they don't exceed your pre-disability earnings.

                                WHAT IS EXCLUDED

The plan won't pay an ELTD benefit for any illness or injury which:

     . is intentionally self-inflicted;

     . results when you commit or attempt to commit a felony; or

     . results from war or any act of war.

ELTD group policy and Company self-insured benefits may be limited if your disability results from psychiatric conditions, alcoholism or drug addiction.
In these cases, an ELTD benefit will be paid during the first two years you're totally disabled. After that two-year period, benefit payments will be made only if you're confined in a hospital and for the three-month period immediately after your discharge.

                         WHEN ELTD BENEFIT PAYMENTS END

The maximum benefit period varies among the individual, group and Company self-insured policies. In general, an ELTD benefit is paid as indicated in the table below.

     IF A CONTINUING COVERED
        DISABILITY BEGINS...             AN ELTD BENEFIT IS PAYABLE...

     On or before age 60                 Up to age 65
     After age 60 and up to age 68       Up to age 70 or for up to 60 months,
                                         whichever happens first
     After age 68 but before age 75      For 24 months
     On or after age 75                  For 12 months

                      WHAT TAX ISSUES YOU SHOULD CONSIDER

The tax status of ELTD benefits varies among the individual, group and Company self-insured policies, and for the individual policies, depends on the imputed income option you've elected. The amount of imputed income depends on such factors as your age, the amount of your coverage and your effective rate of income tax.

INDIVIDUAL POLICIES

Under the individual policies and while you're a Company employee, you may choose:

     . to report any imputed income for the Company's premium costs. In that case, any ELTD benefits you receive from the individual policies are tax-free; or

     . not to report any imputed income for the Company's premium costs that are in excess of the COLA premiums. However, any ELTD benefits you receive from the individual policies will be taxed as ordinary income when paid.

You may change your imputed income option once each year during the annual open enrollment period. Your change will become effective on the following January 1.

Keep in mind that the Company's premium costs attributable to COLA adjustments are reported as imputed income, but benefits derived from COLA are tax-free when paid.

The following table outlines the additional reportable income to you, depending on the imputed income option you elect and the benefit amount you receive.

              IMPUTED INCOME PER $5,000      IMPUTED INCOME PER $10,000
                 MONTHLY ELTD BENEFIT            MONTHLY ELTD BENEFIT
   AGE          ($2,500 EACH CARRIER)           ($5,000 EACH CARRIER)
   ---        -------------------------      --------------------------
                COLA   BASE   TOTAL             COLA    BASE   TOTAL
                ----   ----   -----             ----    ----   -----
   30           $357  $1,145  $1,503           $  715  $2,121  $2,835
   35           $435  $1,355  $1,790           $  870  $2,540  $3,410
   40           $538  $1,679  $2,217           $1,075  $3,188  $4,263
   45           $604  $2,063  $2,667           $1,208  $3,955  $5,163
   50           $630  $2,554  $3,184           $1,261  $4,937  $6,198
   55           $552  $3,102  $3,654           $1,103  $6,034  $7,138
   60           $334  $3,310  $3,644           $  667  $6,451  $7,118

GROUP POLICY

You must report the Company's premium costs for the group policy as imputed income. However, any ELTD benefits you receive from the group policy are tax-free.

COMPANY SELF-INSURED COVERAGE

Premiums for the Company's self-insured coverage can't be reported as imputed income, since no reportable income is associated with these benefits. As a result, you must pay tax on any self-insured benefits you receive.

                          HOW DEATH BENEFITS ARE PAID

SURVIVOR BENEFITS

If you die while receiving ELTD benefit payments, a benefit may be paid to your BENEFICIARY (see this page).

Payment is made if you die before age 65. In this case, one of the two individual policies pays a lump-sum benefit to your beneficiary equal to three times the monthly ELTD benefit you were receiving at the time of your death, as long as you'd been disabled for at least six months.

The group policy also pays your beneficiary a lump-sum benefit equal to three times the monthly ELTD benefit you were receiving at the time of your death. However, this benefit is paid only if your death occurs after you'd been receiving ELTD benefit payments for at least six months.

Neither the other individual policy nor Company self-insurance coverage pays a survivor benefit.

BENEFICIARY DESIGNATION

Your beneficiary is the person(s) you designate to receive a benefit under the plan in the event of your death. If you die and you've named more than one beneficiary, each receives the same benefit amount, unless you've left written instructions otherwise with the plan.

To name a beneficiary, you'll need to complete a beneficiary designation form and return it to Executive Relations. You may change this designation at any time.

If you're married at the time of your death, your surviving spouse may be entitled under applicable state law (e.g., community property laws) to a portion of the benefit, whether or not your spouse is your designated beneficiary. In that event, the benefits payable to any other of your designated beneficiaries may be reduced.

For survivor benefits associated with the individual policy, payment will be made to your estate if your beneficiary doesn't survive you and you haven't named any contingent beneficiaries. For the group policy survivor benefit, if your beneficiary doesn't survive you and you haven't named any contingent beneficiaries, benefits will be paid in equal amounts to your children under age
25. If there are no eligible survivors in this case, payment will be made to your estate.

                              HOW TO FILE A CLAIM

To file a claim for ELTD benefits, you should contact Executive Relations once you become disabled to obtain claim forms. After you and your doctor have filled out the claim forms, you or, if you lack the legal or mental capacity, your spouse or legal representative must sign the forms.

      YOU SHOULD FILE YOUR CLAIMS WITH EXECUTIVE RELATIONS WITHIN 60 DAYS
                 BEFORE THE SIX-MONTH ELIMINATION PERIOD ENDS.

                             HOW TO FILE AN APPEAL

CLAIM DENIAL

If your claim is partially or wholly denied, you'11 receive written notice of the denial within 90 days after the claims administrator receives the claim, as long as you've fulfilled the insurance carrier's requirements. This time limit may be extended for an additional 90 days in special cases.

The denial notice will explain the reasons for the denial, state the plan provisions on which the denial is based, describe any additional information or material required and discuss the procedures you must follow if you want a further review of your claim.

CLAIM REVIEW

If you receive a claim denial notice, you may wish to file a formal request for a review of your claim with the claims administrator. You must do so in writing within 90 days of receiving the claim denial notice and forward a copy of your request to Executive Relations. If you fail to file a request within this 90-day period, you waive your right to do so.

Within 60 days (or 120 days in some cases) after you file your request, the claims administrator will notify you in writing of its final decision, including the specific reasons for its determination.

                               WHEN COVERAGE ENDS

Your coverage under the plan ends on whichever of the following happens first:

     . the day you begin a formal, approved unpaid leave of absence;

     . the day in which you leave the Company, including retirement;

     . the last day of the month in which you transfer to a position with the Company which isn't eligible for plan benefits;

     . the date you die; or

     . the date the plan is terminated.

If you're disabled and receiving an ELTD benefit at the time one of these events occurs, benefit payments will continue to be paid according to the benefit schedule on page 5.

                            HOW TO CONTINUE COVERAGE

Whether you:

     . take an unpaid leave of absence;

     . leave the Company before age 65; or

     . become ineligible for ELTD benefits because of a change in your position;

you may continue coverage under the individual policies only by paying the required premiums. You must also pay the required premiums to continue your coverage if you've been disabled for less than 180 days.

However, group insurance and Company self-insured coverage may not be continued.

Should you continue coverage under the individual policies and receive any ELTD benefits, those benefits are non-taxable when paid.

In addition, if you become ineligible for an ELTD benefit because of a change in your position, you may participate in the long-term disability plan offered to members of your new classification.

                               WHEN THE PLAN ENDS

The Company expects and intends to continue the plan indefinitely, but reserves the right to amend or terminate it at any time.

If you're under age 65, or over age 65 and actively at work, the Company may offer you, at its discretion, the opportunity to convert your policy.

                           HOW TO CONVERT YOUR POLICY

You may convert your ELTD coverage under the individual policies to an individual insurance policy only by paying the required premiums. However, neither the group insurance policy nor Company self-insured coverage may be converted.

                                    GLOSSARY

Here's a list of terms you need to know in order to understand how the plan works. Page references indicate where these terms are defined.

ANNUAL BASE PAY           2

BENEFICIARY               6

EARNINGS                  2

ELIMINATION PERIOD        2

PRESUMPTIVE DISABILITY    3

RESIDUAL DISABILITY       3

TOTAL DISABILITY          3